Exhibit 3.7

ARTICLES OF INCORPORATION OF

CHARLES NEEDHAM INDUSTRIES, INC.

ARTICLE I

NAME

The name of the corporation is CHARLES NEEDHAM INDUSTRIES INC.

ARTICLE II

PERIOD

The period of its duration is perpetual.

ARTICLE III

PURPOSE

The purpose for which the corporation is organized is the transaction of any or all lawful business.

ARTICLE IV

SHARES

The aggregate number of shares which the corporation shall have the authority to issue is 100,000 shares of the par value of $1.00 each. The shares are designated as Common Stock and have identical rights and privileges in every respect.

ARTICLE V

NO PREEMPTIVE RIGHTS

No shareholder or other person shall have any preemptive right whatsoever.

ARTICLE VI

NON-CUMULATIVE VOTING

Directors shall be elected by majority vote. Cumulative voting shall not be permitted.

ARTICLE VII

COMMENCEMENT OF BUSINESS

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of its registered office is 211 East 7th Street, Suite 620, Austin, Texas 78701, and the name of its initial registered agent at such address is Corporation Service Company.

ARTICLE IX

INITIAL DIRECTORS

The directors of this corporation shall be not less than one (1) in number, and the number of directors constituting the initial Board of Directors is two (2), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are:

George R. Kempton

One Madison Avenue

Cadillac, Michigan 49601

Clayton C. Jesweak

One Madison Avenue

Cadillac, Michigan 49601

ARTICLE X

INTERESTED DIRECTORS, OFFICERS

AND SECURITY HOLDERS

Except as may be otherwise provided in Article 2.41 of the Texas Business Corporation Act, no contract, act or transaction of this corporation with any person or persons, firm, trust or association, or any other corporation shall be affected or invalidated by the fact that any director, officer or shareholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages on account to this corporation be imposed upon such director, officer or shareholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is, or shall have been, necessary such interest or connection (other than an interest as a non-controlling shareholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

ARTICLE XI

INCORPORATOR

The name and address of the incorporator is:

Clayton C. Jesweak

One Madison Avenue

Cadillac, Michigan 49601

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